S. Richard Arnold, Partner
     (513) 977-8302


August 25, 1994


Fifth Third Bancorp
Fifth Third Center
Cincinnati, Ohio 45263

Gentlemen:

This opinion is rendered for use in connection with the Registration Statement on Form S-8 prescribed pursuant to the Securities Act of 1933, to be filed by Fifth Third Bancorp (the "Company") with the Securities and Exchange Commission, under which up to 177,309 additional shares of the Company's Common Stock without par value ("Common Stock") are to be registered for issuance pursuant to the Fifth Third Bancorp Amended and Restated Stock Incentive Plan for Selected Officers, Employees and Directors and Directors of The Cumberland Federal Bancorporation, Inc. (the "Plan").

We hereby consent to the filing of this opinion as Exhibits 5 and 23(a) to the Registration Statement and to the reference to our name in the Registration Statement.

As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company's Articles of Incorporation and Code of Regulations and the record of proceedings of the directors of the Company.

Based upon the foregoing, we are of the opinion that:

A. The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Ohio.

B. When the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and up to 177,309 shares of the Common Stock to be issued pursuant to the Plan shall have been issued upon the terms set forth in the Plan and as described in the Registration Statement, such shares will be legally and validly issued and outstanding, fully-paid and nonassessable.

Very truly yours,

DINSMORE & SHOHL

/S/ S. Richard Arnold

S. Richard Arnold